(INTEGRYS ENERGY GROUP, INC. NEWS RELEASE LETTERHEAD)

For Immediate Release
August 6, 2008

Contact:      Steven P. Eschbach, CFA
Vice President – Investor Relations
Integrys Energy Group, Inc.
(312) 228-5408

Integrys Energy Group Reports
2008 Second Quarter Financial Results

Chicago, August 6, 2008 – Integrys Energy Group, Inc. (NYSE:  TEG), today reported income from continuing operations of $24.8 million ($0.31 diluted earnings per share from continuing operations) for the quarter ended June 30, 2008, compared with a loss from continuing operations of $39.6 million ($0.53 loss per share from continuing operations) for the quarter ended June 30, 2007.

Additional details regarding Integrys Energy Group's financial results for the quarter ended June 30, 2008 are as follows:

Integrys Energy Group's Results (Millions, except share amounts)	2008	2007	Change

Income (loss) from continuing operations	$24.8	$(39.6)	-
Basic earnings (loss) per share from continuing operations	$0.31	$(0.53)	-
Diluted earnings (loss) per share from continuing operations	$0.31	$(0.53)	-

Income (loss) available for common shareholders	$24.1	$(16.4)	-
Basic earnings (loss) per share	$0.31	$(0.22)	-
Diluted earnings (loss) per share	$0.31	$(0.22)	-

Average shares of common stock
Basic	76.6	76.0	0.8%
Diluted	76.9	76.0	1.2%

Integrys Energy Group recognized income available for common shareholders of $24.1 million ($0.31 diluted earnings per share) for the quarter ended June 30, 2008, compared with a net loss of $16.4 million ($0.22 net loss per share) for the quarter ended June 30, 2007.

Significant factors impacting the change in earnings and earnings per share were as follows:

Integrys Energy Group Reports
2008 Second Quarter Financial Results
August 6, 2008

•
The net loss from the regulated natural gas utility segment increased $5.3 million (132.5%), from a net loss of $4.0 million during the second quarter of 2007, to a net loss of $9.3 million during the second quarter of 2008.  The change was driven by the following:

	-	A non-cash after-tax goodwill impairment in the amount of $6.5 million was recognized for North Shore Gas Company in the second quarter of 2008.

-
The change in the effective tax rate from the second quarter of 2007 to the second quarter of 2008 had a negative quarter-over-quarter impact on natural gas segment operating results.  Quarter-over-quarter changes in the effective tax rate occur as a result of adjustments required by generally accepted accounting principles (GAAP) to ensure the year-to-date interim effective tax rate reflects the projected annual effective tax rate.  An approximate $6 million income tax benefit at the natural gas segment in the second quarter of 2007, drove a decrease in quarter-over-quarter earnings.

-
Pre-tax operating and maintenance expenses at the natural gas utilities increased $8.6 million ($5.2 million after-tax), from $114.9 million ($68.9 million after-tax) during the second quarter of 2007, to $123.5 million ($74.1 million after-tax) during the second quarter of 2008, driven by $3.1 million of higher quarter-over-quarter street restoration costs at The Peoples Gas Light and Coke Company and a combined $2.0 million of amortization expense related to regulatory assets recorded at Peoples Gas and North Shore Gas for costs to achieve merger synergies and costs related to the 2007/2008 rate case.

-
Partially offsetting the items discussed above, margins at the natural gas utilities increased $23.5 million ($14.1 million after-tax), from $144.6 million during the second quarter of 2007, to $168.1 million during the second quarter of 2008.  A rate increase at Peoples Gas that was effective in the first quarter of 2008 had an approximate $18 million ($10.8 million after-tax) positive impact on the quarter-over-quarter margin.  A 4.5% increase in natural gas throughput volumes, driven by colder weather conditions, had an estimated $3 million ($1.8 million after-tax) favorable quarter-over-quarter impact on margin.

•
Regulated electric utility segment earnings increased $5.2 million (34.7%), from earnings of $15.0 million for the quarter ended June 30, 2007, to earnings of $20.2 million for the same quarter in 2008.  The quarter-over-quarter increase in earnings at the regulated electric utility segment was driven by an $8.0 million ($4.8 million after-tax) increase in operating income at Wisconsin Public Service Corporation's electric utility, resulting primarily from the following:

Integrys Energy Group Reports
2008 Second Quarter Financial Results
August 6, 2008

-
Fuel and purchased power costs at Wisconsin Public Service were approximately $7 million ($4.2 million after-tax) lower than what was recovered in rates during the quarter ended June 30, 2008, compared with fuel and purchased power costs that were approximately $2 million ($1.2 million after-tax) higher than what was recovered in rates during the same quarter in 2007, which drove a $5.4 million after-tax increase in operating income quarter-over-quarter.  As a result of approximately $23 million of higher than anticipated energy costs in the first quarter of 2008, the Public Service Commission of Wisconsin approved an interim rate increase effective March 22, 2008, and subsequently approved a higher final rate increase effective July 4, 2008.  In the second quarter of 2008, the interim rate increase enabled Wisconsin Public Service to recover approximately $7 million of the $23 million of under-recovered fuel and purchased power costs incurred in the first quarter of 2008.  With the approved rate increase and assuming stable fuel costs, Wisconsin Public Service anticipates it will recover approximately 80% of the remaining $16 million of unrecovered fuel and purchased power costs by year end.

-
Also contributing to the increase in Wisconsin Public Service's regulated electric operating income, electric maintenance expenses decreased $5.8 million ($3.5 million after-tax), driven primarily by significant planned outages in the second quarter of 2007 at the Weston 3 power plant and the De Pere Energy Center.

-
Partially offsetting the items discussed above, a 7.9% quarter-over-quarter decrease in residential sales volumes and a 2.2% quarter-over-quarter decrease in sales volumes to commercial and industrial customers negatively impacted Wisconsin Public Service's quarter-over-quarter electric utility operating income.  The decrease in electric sales volumes was driven by cooler weather in the second quarter of 2008, compared with the same quarter in 2007, which contributed an approximate $1 million after-tax quarter-over-quarter decrease in operating income.  Weather normalized volumes were also down for these customer classes as customers are conserving energy as a result of high energy prices and a general slowdown in the economy.  It is estimated that the decrease in weather normalized sales volumes contributed an approximate $2 million after-tax decrease in operating income quarter-over-quarter.

•
Financial results at Integrys Energy Services, Inc. increased $53.0 million, from a net loss of $44.0 million for the quarter ended June 30, 2007, to earnings of $9.0 million for the same quarter in 2008, driven by the following:

-
Integrys Energy Services recognized a combined $121.1 million ($72.7 million after-tax) increase in retail and wholesale electric margins, driven by derivative accounting treatment of customer supply contracts.  Integrys Energy Services recognized $70.5 million ($42.3 million after-tax) of unrealized gains on derivative contracts in the second quarter of 2008, compared with $50.2 million ($30.1 million after-tax) of unrealized losses during the same period in 2007.  These non-cash unrealized gains and losses result from the application of derivative accounting rules to customer supply contracts, requiring that these derivative instruments be valued at current market prices. No gain or loss is recognized on the corresponding customer sales contracts, which are not considered derivative instruments.  As a result, Integrys Energy Services generally expects to experience non-cash losses on supply contracts in periods of declining market prices and non-cash gains in periods of increasing market prices.  These non-cash gains and losses will ultimately reverse as the related sales contracts settle.  Electric prices experienced an increase from April 1, 2008 to June 30, 2008, compared with a decrease over the same period in 2007.

Integrys Energy Group Reports
2008 Second Quarter Financial Results
August 6, 2008

from April 1, 2008 to June 30, 2008, compared with a decrease over the same period in 2007.

-
Integrys Energy Services also recognized a $15.2 million net loss from its investment in a synthetic fuel production facility during the three months ended June 30, 2007.  Production and sale of synthetic fuel by Integrys Energy Services ended when Section 29/45K of the Internal Revenue Code, which provided for Section 29/45K federal tax credits from the production and sale of synthetic fuel, expired effective December 31, 2007.

-
Partially offsetting the increases noted above, Integrys Energy Services' natural gas margins decreased $62.9 million ($37.7 million after-tax), driven by an $84.8 million ($50.9 million after-tax) decrease in quarter-over-quarter margins related to derivative accounting treatment, partially offset by a $21.9 million ($13.2 million after-tax) increase in quarter-over-quarter realized natural gas margins.

-
Unrealized losses were $84.2 million ($50.5 million after-tax) in the second quarter of 2008, compared with unrealized gains of $0.6 million ($0.4 million after-tax) in the second quarter of 2007.  Period-by-period variability in the margin contributed by Integrys Energy Services' retail and wholesale natural gas operations was primarily related to changes in the fair market value of basis swaps utilized to mitigate market price risk associated with natural gas transportation contracts and certain natural gas sales contracts, as well as contracts utilized to mitigate market price risk related to certain natural gas storage contracts.  These non-cash unrealized gains and losses result from the application of derivative accounting rules to the basis and other swaps (requiring that these derivative instruments be valued at current market prices), without a corresponding market value offset related to the physical natural gas transportation contracts, the natural gas sales contracts, or the natural gas storage contracts (as these contracts are not considered derivative instruments).  Therefore, no gain or loss is recognized on the transportation contracts, customer sales contracts, or natural gas storage contracts until physical settlement of these contracts occurs.

-
Realized natural gas margins increased $21.9 million ($13.2 million after-tax), from $18.0 million ($10.8 million after-tax) in the second quarter of 2007, to $39.9 million ($24.0 million after-tax) in the second quarter of 2008.  This increase was driven by realized wholesale natural gas margins that were $15.8 million ($9.5 million after-tax) higher quarter-over-quarter, primarily as a result of realized gains on natural gas storage transactions and increased emphasis on structured wholesale natural gas transactions through continued expansion into new markets.  The margin from retail natural gas operations in Illinois also increased $4.6 million ($2.8 million after-tax) quarter-over-quarter, driven by further market penetration in Illinois and a quarter-over-quarter reduction in the amortization of certain customer contracts that were required to be marked to fair value and recorded as intangible assets as a result of the acquisition of the nonregulated operations of Peoples Energy Corporation.

•
Financial results at the Holding Company and Other segment improved $10.4 million, from a net loss of $6.2 million during the quarter ended June 30, 2007, to earnings of $4.2 million for the quarter ended June 30, 2008, due primarily to the following:

Integrys Energy Group Reports
2008 Second Quarter Financial Results
August 6, 2008

-
Interest expense decreased $7.1 million ($4.3 million after-tax), resulting from the repayment of short-term debt and commercial paper with a portion of proceeds received from the sale of the oil and natural gas production business in the third quarter of 2007, as well as a quarter-over-quarter decrease in working capital requirements at Integrys Energy Services.

-
Earnings from Integrys Energy Group's approximate 34% ownership interest in American Transmission Company LLC increased $3.9 million ($2.3 million after-tax), from after-tax earnings of $7.2 million in the second quarter of 2007, to after-tax earnings of $9.5 million in the second quarter of 2008.

-
Operating income at the Holding Company and Other segment increased $8.6 million ($5.2 million after-tax).  In the second quarter of 2007, compared with the same quarter in 2008, operating expenses were higher as a result of severance, relocation, and other expenses recorded related to the Peoples Energy merger.  Also, Integrys Business Support LLC realized operating income of $1.2 million ($0.7 million after-tax), related to return on capital included within its service charges in 2008.  Integrys Business Support is a wholly owned subsidiary of Integrys Energy Group that was formed and became operational in January 2008 to achieve a significant portion of the cost synergies anticipated from the merger of Integrys Energy Group with Peoples Energy through the consolidation and efficient delivery of various support services and to provide more consistent and transparent allocation of costs throughout Integrys Energy Group and its subsidiaries.

•
In connection with the Peoples Energy merger on February 21, 2007, Integrys Energy Group announced its intent to divest of Peoples Energy Production Company, which was sold in the third quarter of 2007.  During the quarter ended June 30, 2007, Peoples Energy Production recognized earnings of $24.0 million as a component of discontinued operations.

EARNINGS FORECAST

Integrys Energy Group continues to manage its portfolio of businesses to achieve long-term growth in its utility and nonregulated operations, while maintaining an emphasis on regulated growth.  The company’s emphasis on regulated growth has been demonstrated by the Peoples Energy merger in 2007, ongoing expansion of its generation fleet, and the acquisition of retail natural gas distribution operations in Michigan and Minnesota during 2006.  The company utilizes financial tools commonly used in the industry to help mitigate risk for the benefit of both shareholders and customers.  Also, the company’s asset management strategy continues to deliver shareholder return from certain asset transactions.  The company’s long-term diluted earnings per share growth rate target remains at 6% to 8% on an average annualized basis (using 2008 as the basis for this growth), with fluctuations in any given year that may be above or below that target range.

The company anticipates generating earnings per diluted share in 2008 within the range of $3.33 to $3.53.  For the remainder of 2008, this guidance assumes normal weather conditions, the availability of generation units, the anticipated merger impacts relating to transition costs and anticipated purchase accounting adjustments, anticipated merger synergy savings, and recently obtained rate relief for certain utilities.  The diluted earnings per share guidance excludes the

Integrys Energy Group Reports
2008 Second Quarter Financial Results
August 6, 2008

impact of mark-to-market volatility for all of 2008 (such mark-to-market volatility is expected to include about $20 million of mark-to-market after-tax losses for all of 2008 relating to contracts terminating in 2008 which had net mark-to-market after-tax gains recognized in 2007).

The projected guidance range for 2008 diluted earnings per share from continuing operations – adjusted is anticipated to be between $3.63 and $3.83.  Diluted earnings per share from continuing operations – adjusted guidance provides investors with additional insight into the company's operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  Please see the “Diluted Earnings per Share Information – Non-GAAP Financial Information” included at the end of this press release and also included with the supplemental data package the company's Web site (to be available at approximately 6:00 a.m. CDT on August 7, 2008) for a reconciliation of diluted earnings per share from continuing operations to diluted earnings per share from continuing operations – adjusted.

CONFERENCE CALL

An earnings conference call is scheduled for 8 a.m. CDT on Thursday, August 7, 2008.  Executive management of Integrys Energy Group will discuss 2008 second quarter financial results and prospects for 2008.  To access the call, which is open to the public, call 888-690-9634 (toll free) 15 minutes prior to the scheduled start time.  Callers will be required to supply EARNINGS as the passcode and MR. STEVEN ESCHBACH as the leader.  Callers will be placed on hold with music until the call begins.  A replay of the conference call will be available through November 4, 2008, by dialing 800-308-7858 (toll free).

Investors may also listen to the conference live on Integrys Energy Group’s corporate Web site at http://www.integrysgroup.com/investor/presentations.aspx.  An archive of the Webcast will be available on the company’s Web site at http://www.integrysgroup.com/investor/presentations.aspx.

In conjunction with this conference call, Integrys Energy Group will post on its Web site PowerPoint slides that will be referred to within the prepared remarks during the call.  The slides will be available at 6:00 a.m. CDT on August 7.

FORWARD-LOOKING STATEMENTS

Financial results in this news release are unaudited.  This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as “anticipate,”  “believe,”  “estimate,” “expect,” “intend,” “plan,” “project,” and other similar words.  Although the company believes it has been prudent in its plans and assumptions, there can be no assurance that indicated results will be realized.  Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from those anticipated.

Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.  The company recommends that you consult any further

Integrys Energy Group Reports
2008 Second Quarter Financial Results
August 6, 2008

disclosures it makes on related subjects in its 10-Q, 8-K, and 10-K reports to the Securities and Exchange Commission.

The following is a cautionary list of risks and uncertainties that may affect the assumptions, which form the basis of forward-looking statements relevant to the company’s business.  These factors, and other factors not listed here, could cause actual results to differ materially from those contained in forward-looking statements.

●	Unexpected costs and/or unexpected liabilities related to the Peoples Energy merger;
●	Integrys Energy Group may be unable to achieve the forecasted synergies in connection with the Peoples Energy merger, or it may take longer or cost more than expected to achieve these synergies;
●	Resolution of pending and future rate cases and negotiations (including the recovery of deferred costs) and other regulatory decisions impacting Integrys Energy Group’s regulated businesses;
●
The impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric and natural gas utility industries and possible future initiatives to address concerns about global climate change, changes in environmental, tax, and other laws and regulations to which Integrys Energy Group and its subsidiaries are subject, as well as changes in the application of existing laws and regulations;

●
Current and future litigation, regulatory investigations, proceedings or inquiries, including but not limited to, manufactured gas plant site cleanup and the contested case proceeding regarding the Weston 4 air permit;

●	Resolution of audits or other tax disputes with the Internal Revenue Service and various state, local, and Canadian revenue agencies;
●	The effects, extent, and timing of additional competition or regulation in the markets in which our subsidiaries operate;
●	Available sources and costs of fuels and purchased power;
●	Investment performance of employee benefit plan assets;
●	Advances in technology;
●	Effects of and changes in political and legal developments, as well as economic conditions and the related impact on customer demand in the United States and Canada;
●	Potential business strategies, including mergers, acquisitions, and construction or disposition of assets or businesses, which cannot be assured to be completed timely or within budgets;
●	The direct or indirect effects of terrorist incidents, natural disasters, or responses to such events;
●
The impacts of changing financial market conditions, credit ratings, and interest rates on our financing efforts, and the risks associated with changing commodity prices (particularly natural gas and electricity);

●	Weather and other natural phenomena, in particular the effect of weather on natural gas and electricity sales;
●	The effect of accounting pronouncements issued periodically by standard-setting bodies; and
●	Other factors discussed in the 2007 Annual Report on Form 10-K and in other reports filed by Integrys Energy Group from time to time with the Securities and Exchange Commission.

Integrys Energy Group Reports
2008 Second Quarter Financial Results
August 6, 2008

About Integrys Energy Group, Inc.

Integrys Energy Group, Inc. (NYSE: TEG), headquartered in Chicago, Illinois, is a holding company for energy related subsidiaries, which includes regulated utilities and nonregulated subsidiaries.

The six regulated utilities consist of:

●	The Peoples Gas Light and Coke Company, a natural gas utility serving approximately 830,000 customers in the City of Chicago.
●
Wisconsin Public Service Corporation, an electric and natural gas utility serving approximately 433,000 electric customers and 314,000 natural gas customers in northeastern Wisconsin and an adjacent portion of Michigan's Upper Peninsula.

●	Minnesota Energy Resources Corporation, a natural gas utility serving approximately 207,000 customers throughout Minnesota.
●	Michigan Gas Utilities Corporation, a natural gas utility serving approximately 165,000 customers in lower Michigan.
●	North Shore Gas Company, a natural gas utility serving approximately 158,000 customers in the northern suburbs of Chicago.
●	Upper Peninsula Power Company, an electric utility serving approximately 52,000 customers in Michigan's Upper Peninsula.

The company’s principal nonregulated subsidiary is:

●
Integrys Energy Services, Inc., a diversified nonregulated energy supply and services company serving residential, commercial, industrial, and wholesale customers in developed competitive markets in the United States and Canada.

More information about Integrys Energy Group is available online at www.integrysgroup.com.

-- Unaudited Financial Statements to Follow --

INTEGRYS ENERGY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)	Three Months Ended		Six Months Ended
	June 30		June 30
(Millions, except per share data)	2008	2007	2008	2007

Nonregulated revenue	$2,601.1	$1,649.9	$5,013.4	$3,426.7
Utility revenue	816.1	711.8	2,393.0	1,681.6
Total revenues	3,417.2	2,361.7	7,406.4	5,108.3

Nonregulated cost of fuel, natural gas, and purchased power	2,544.8	1,650.9	4,829.3	3,314.6
Utility cost of fuel, natural gas, and purchased power	483.3	420.2	1,589.6	1,072.0
Operating and maintenance expense	251.8	251.9	538.4	438.6
Goodwill impairment loss	6.5	-	6.5	-
Depreciation and amortization expense	55.9	50.6	107.1	90.8
Taxes other than income taxes	21.8	22.0	47.7	43.1
Operating income (loss)	53.1	(33.9)	287.8	149.2

Miscellaneous income	22.7	21.6	40.8	33.9
Interest expense	(33.5)	(42.6)	(71.4)	(79.0)
Minority interest	-	-	-	0.1
Other expense	(10.8)	(21.0)	(30.6)	(45.0)

Income (loss) before taxes	42.3	(54.9)	257.2	104.2
Provision (benefit) for income taxes	17.5	(15.3)	95.8	26.6
Income (loss) from continuing operations	24.8	(39.6)	161.4	77.6

Discontinued operations, net of tax	0.1	24.0	0.1	47.0
Income (loss) before preferred stock dividends of subsidiary	24.9	(15.6)	161.5	124.6

Preferred stock dividends of subsidiary	0.8	0.8	1.6	1.6
Income (loss) available for common shareholders	$24.1	$(16.4)	$159.9	$123.0

Average shares of common stock
Basic	76.6	76.0	76.6	66.8
Diluted	76.9	76.0	76.9	67.1

Earnings (loss) per common share (basic)
Income (loss) from continuing operations	$0.31	$(0.53)	$2.09	$1.14
Discontinued operations, net of tax	-	$0.31	-	$0.70
Earnings (loss) per common share (basic)	$0.31	$(0.22)	$2.09	$1.84

Earnings (loss) per common share (diluted)
Income (loss) from continuing operations	$0.31	$(0.53)	$2.08	$1.13
Discontinued operations, net of tax	-	$0.31	-	$0.70
Earnings (loss) per common share (diluted)	$0.31	$(0.22)	$2.08	$1.83

Dividends per common share declared	$0.670	$0.660	$1.340	$1.243

INTEGRYS ENERGY GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)	June 30	December 31
(Millions)	2008	2007

Assets
Cash and cash equivalents	$46.0	$41.2
Accounts receivable - net of reserves of $63.9 and $51.3, respectively	1,565.7	1,405.3
Accrued unbilled revenues	264.2	464.7
Inventories	1,017.3	663.4
Assets from risk management activities	3,447.6	840.7
Regulatory assets	166.7	141.7
Other current assets	163.0	169.3
Current assets	6,670.5	3,726.3

Property, plant, and equipment, net of accumulated depreciation of $2,653.0 and $2,602.2,
respectively	4,538.6	4,463.8
Regulatory assets	1,061.5	1,102.3
Assets from risk management activities	1,357.7	459.3
Goodwill	944.4	948.3
Pension assets	101.0	101.4
Other	453.9	433.0
Total assets	$15,127.6	$11,234.4

Liabilities and Shareholders' Equity
Short-term debt	$260.5	$468.2
Current portion of long-term debt	5.0	55.2
Accounts payable	1,789.6	1,331.8
Liabilities from risk management activities	3,279.0	813.5
Regulatory liabilities	180.6	77.9
Deferred income taxes	13.5	13.9
Temporary LIFO liquidation credit	98.8	-
Other current liabilities	485.0	487.7
Current liabilities	6,112.0	3,248.2

Long-term debt	2,258.6	2,265.1
Deferred income taxes	494.2	494.4
Deferred investment tax credits	37.4	38.3
Regulatory liabilities	318.2	292.4
Environmental remediation liabilities	695.3	705.6
Pension and postretirement benefit obligations	254.8	247.9
Liabilities from risk management activities	1,245.1	372.0
Asset retirement obligations	143.6	140.2
Other	226.4	143.4
Long-term liabilities	5,673.6	4,699.3

Commitments and contingencies

Preferred stock of subsidiary with no mandatory redemption	51.1	51.1
Common stock equity	3,290.9	3,235.8
Total liabilities and shareholders' equity	$15,127.6	$11,234.4

INTEGRYS ENERGY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Six Months Ended
	June 30
(Millions)	2008	2007
Operating Activities
Income before preferred stock dividends of subsidiary	$161.5	$124.6
Adjustments to reconcile income before preferred stock dividends of subsidiary to net cash provided by operating activities
Discontinued operations, net of tax	(0.1)	(47.0)
Goodwill impairment loss	6.5	-
Depreciation and amortization expense	107.1	90.8
Recovery of MISO Day 2 expenses	9.4	2.9
Refund of non-qualified decommissioning trust	(0.3)	(27.3)
Recoveries and refunds of other regulatory assets and liabilities	26.0	23.0
Amortization of nonregulated customer contract intangibles	10.1	15.1
Net unrealized gains on nonregulated energy contracts	(45.9)	(6.7)
Pension and postretirement expense	24.5	35.4
Pension and postretirement funding	(10.5)	(4.4)
Deferred income taxes and investment tax credit	6.4	18.2
Gains due to settlement of contracts pursuant to the merger with PEC	-	(4.0)
Loss on sale of property, plant and equipment	2.1	-
Equity income, net of dividends	(5.8)	1.6
Other	(28.6)	(22.0)
Changes in working capital
Receivables, net	(44.5)	548.5
Inventories	(294.3)	(57.2)
Other current assets	16.3	62.6
Accounts payable	475.7	(249.0)
Temporary LIFO liquidation credit	98.8	(85.6)
Other current liabilities	(79.0)	(68.9)
Net cash provided by operating activities	435.4	350.6

Investing Activities
Capital expenditures	(198.5)	(155.0)
Proceeds from the sale of property, plant and equipment	-	2.3
Purchase of equity investments and other acquisitions	(17.5)	(34.9)
Cash paid for transaction costs pursuant to the merger with PEC	-	(13.8)
Acquisition of natural gas operations in Michigan and Minnesota	-	1.7
Cash paid for the transmission interconnection	(17.4)	(23.9)
Restricted cash for repayment of long-term debt	-	22.0
Proceeds received from the transmission interconnection	99.7	-
Other	1.8	6.4
Net cash used for investing activities	(131.9)	(195.2)

Financing Activities
Short-term debt, net	(207.7)	(66.3)
Gas loans, net	68.9	(7.5)
Repayment of long-term debt	(54.6)	(25.0)
Payment of dividends
Preferred stock	(1.6)	(1.6)
Common stock	(101.9)	(76.9)
Issuance of common stock	-	25.2
Other	(1.8)	2.1
Net cash used for financing activities	(298.7)	(150.0)

Change in cash and cash equivalents - continuing operations	4.8	5.4
Change in cash and cash equivalents - discontinued operations
Net cash provided by operating activities	-	40.1
Net cash used for investing activities	-	(37.0)
Change in cash and cash equivalents	4.8	8.5
Cash and cash equivalents at beginning of period	41.2	23.2
Cash and cash equivalents at end of period	$46.0	$31.7

Diluted Earnings Per Share Information – Non-GAAP Financial Information

Non-GAAP Financial Information

Integrys Energy Group prepares financial statements in accordance with accounting principles generally accepted in the United States (GAAP).  Along with this information, we disclose and discuss diluted earnings per share (EPS) from continuing operations – adjusted, which is a non-GAAP measure.  Management uses the measure in its internal performance reporting and for reports to the Board of Directors.  We disclose this measure in our quarterly earnings releases, on investor conference calls, and during investor conferences and related events.  Management believes that diluted EPS from continuing operations – adjusted is a useful measure for providing investors with additional insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  Therefore, this measure allows investors to better compare our financial results from period to period.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for our results of operations prepared and presented in conformance with GAAP.

Actual Quarter and Year-to-Date for Periods Ended June 30, 2008 and 2007

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Diluted EPS from continuing operations	$0.31	$(0.53)	$2.08	$1.13
Diluted EPS from discontinued operations	-	0.31	-	0.70
Total Diluted EPS	$0.31	$(0.22)	$2.08	$1.83
Average Shares of Common Stock – Diluted	76.9	76.0	76.9	67.1

Information on Special Items:
Diluted earnings per share from continuing operations, as adjusted for special items and their financial impact on diluted earnings per share from continuing operations for the three and six months ended June 30, 2008 and 2007 are as follows:

Diluted EPS from continuing operations	$0.31	$(0.53)	$2.08	$1.13

Adjustments (net of taxes):
Goodwill impairment	0.08	-	0.08	-
External transition costs related to Peoples Energy merger	0.03	0.02	0.06	0.03
Impacts of purchase accounting adjustments due to Peoples Energy merger	0.01	0.04	0.08	0.07
Integrys Energy Services' power contract in Maine liquidated in 2005	-	-	-	0.01
Synfuel – realized and unrealized oil option gains/losses, tax credits, production costs, premium amortization, deferred gain recognition, and royalties	-	0.20	(0.01)	(0.06)
Diluted EPS from continuing operations – adjusted	$0.43	$(0.27)	$2.29	$1.18

Weather impact – regulated utilities (as compared to normal)
Electric impact – favorable/(unfavorable)	$(0.01)	$0.01	$-	$-
Natural gas impact – favorable/(unfavorable)	-	(0.02)	0.11	(0.09)
Total weather impact	$(0.01)	$(0.01)	$0.11	$(0.09)

1

Diluted Earnings Per Share Information – Non-GAAP Financial Information

Actual 2007 with 2008 Forecast		Potential 2008 Diluted EPS Ranges
	Actual 2007	Low Scenario	High Scenario
Diluted EPS from continuing operations	$2.48	$3.33	$3.53
Diluted EPS from discontinued operations	1.02	-	-
Total Diluted EPS	$3.50	$3.33	$3.53
Average Shares of Common Stock – Diluted	71.8	76.9	76.9

Information on Special Items:
Diluted earnings per share from continuing operations, as adjusted for special items and their financial impact on the actual 2007 diluted earnings per share from continuing operations and the 2008 diluted earnings per share from continuing operations guidance are as follows:

Diluted EPS from continuing operations	$2.48	$3.33	$3.53

Adjustments (net of taxes):
Synfuel – realized and unrealized oil option gains/losses, tax credits, production costs, premium amortization, deferred gain recognition, and royalties	(0.24)	-	-
Gains on asset sales	(0.02)	-	-
Integrys Energy Services' power contract in Maine liquidated in 2005	0.01	-	-
Goodwill impairment	-	0.08	0.08
Impacts of purchase accounting adjustments due to Peoples Energy merger	0.14	0.09	0.09
External transition costs related to Peoples Energy merger	0.15	0.13	0.13
Diluted EPS from continuing operations – adjusted	$2.52	$3.63	$3.83

Weather impact – regulated utilities (as compared to normal)
Electric impact – favorable/(unfavorable)	$0.03	$-	$-
Natural gas impact – favorable/(unfavorable)	(0.16)	0.11	0.11
Total weather impact	$(0.13)	$0.11	$0.11

2